Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2026
Loudon, TN, November 5, 2026 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the three months ended September 30, 2026.
Highlights for Three Months Ended September 30, 2026 Compared to Three Months Ended September 30, 2025:
•Net sales increased 29.9% to $252.9 million
•Unit volume increased 15.1% to 1,299 units
•Gross profit increased 35.5% to $37.8 million
•GAAP net income (loss) increased from a net loss of $0.7 million to a net income of $6.1 million
•GAAP net income (loss) available to Class A Common Stock per share (diluted) increased from a net loss of $0.04 per share to a net income of $0.30 per share
•Adjusted EBITDA increased 21.7% to $14.3 million
•Adjusted net income per share remained consistent at $0.15 per share on a basic weighted-average share count of 19.7 million shares of Class A Common Stock
•Cash flows used in operating activities was $31.1 million, reflecting seasonal working capital investment and an inventory rebuild during the quarter
•Board of Directors approved a change in fiscal year end from June 30 to December 31
•Provides transition period outlook for the three and six months ending December 31, 2026; calendar 2027 outlook to be provided concurrent with six month transition period reporting in March 2027

“Our results for the three months ended September 30, 2026 reflect a softer retail environment over the summer and our decision to manage wholesale shipments with discipline to protect dealer health, which kept net sales modestly below our guided range and constrained adjusted EBITDA. Cobalt and our Saltwater brands grew volume and Saxdor contributed meaningfully to growth, which was partially offset by softer demand in the ski/wake boat category, where Malibu continued to gain share amid a challenging environment,” said Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc. “We will continue to align wholesale shipments with retail demand to support our dealers through this cycle, and our outlook for the next quarter reflects that approach. At the same time, we are making tangible progress on our long-term priorities, from completing our first U.S.-built Saxdor boats at Fort Pierce to debuting new models across our brands at the Fort Lauderdale International Boat Show. We remain intentional about our outlook until we see more durable evidence of a broader recovery, but our conviction in Build, Innovate, Grow and the mid-cycle opportunity in front of us remains strong.”

“Our balance sheet gives us the flexibility to support the business through the cycle,” said David Black, Chief Financial Officer of Malibu Boats, Inc. “The refinancing we completed in July extended our maturity to 2031, and we ended the quarter with approximately $213.5 million available of liquidity. Our cash flow for the quarter reflected an uptick in normal seasonal working capital, which we expect to reverse as the year progresses. With our $70 million share repurchase authorization in place, we will remain balanced and disciplined in allocating capital as we execute against our strategy.”

Exhibit 99.1
Results for Three Months Ended September 30, 2026 (Unaudited)

	Three Months Ended September 30,
	2026	2025
	(Dollars In Thousands)
Net Sales	$252,941	$194,733
Gross Profit	$37,836	$27,931
Gross Profit Margin	15.0%	14.3%
Net Income (Loss)	$6,106	$(710)
Net Income (Loss) Margin	2.4%	(0.4)%
Adjusted EBITDA	$14,345	$11,784
Adjusted EBITDA Margin	5.7%	6.1%

Net sales for the three months ended September 30, 2026 increased $58.2 million, or 29.9%, to $252.9 million as compared to the three months ended September 30, 2025. The increase in net sales was driven primarily by $51.1 million of revenue from the new Saxdor segment due to the recent acquisition, increased unit volumes in the Cobalt and Saltwater Fishing segments, a favorable model mix in our Cobalt segment, a favorable segment mix and year-over-year price increases, partially offset by decreased unit volumes in the Malibu segment and increased dealer incentive costs in the Malibu and Saltwater Fishing segments. Unit volume for the three months ended September 30, 2026, increased 170 units, or 15.1%, to 1,299 units as compared to the three months ended September 30, 2025. Our unit volume increased due to an additional 139 units contributed by Saxdor and higher wholesale shipments across the Cobalt and Saltwater Fishing segments compared to the prior period as explained above, partially offset by lower wholesale shipments in the Malibu segment.

Net sales attributable to our Malibu segment decreased $7.2 million, or 9.1%, to $71.5 million for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. Unit volumes attributable to our Malibu segment decreased 33 units for the three months ended September 30, 2026, compared to the three months ended September 30, 2025, primarily due to lower wholesale shipments driven by lower retail activity during the period. The decrease in net sales was driven by a decrease in units and increased dealer incentive costs, partially offset by year-over-year price increases.

Net sales attributable to our Saltwater Fishing segment increased $4.5 million, or 7.1%, to $68.9 million, for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. Unit volumes attributable to our Saltwater Fishing segment increased 22 units for the three months ended September 30, 2026 compared to the three months ended September 30, 2025, primarily due to lower wholesale shipments during the three months ended September 30, 2025, as a result of elevated dealer inventory levels. The increase in net sales was driven by an increase in units and year-over-year price increases, partially offset by increased dealer incentive costs.

Net sales attributable to our Cobalt segment increased $9.8 million, or 18.8%, to $61.5 million for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. Unit volumes attributable to Cobalt increased 42 units for the three months ended September 30, 2026 compared to the three months ended September 30, 2025, primarily due to lower wholesale shipments during the three months ended September 30, 2025, as a result of elevated dealer inventory levels. The increase in net sales was driven primarily by an increase in units, a favorable model mix and year-over-year price increases.

Net sales and unit volume attributable to our Saxdor segment were $51.1 million and 139 units, respectively, for the three months ended September 30, 2026.

Exhibit 99.1
Overall consolidated net sales per unit increased 12.9% to $194,720 per unit for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. The increase in overall consolidated net sales per unit was driven primarily by an incremental increase related to our new Saxdor segment, a favorable segment mix and year-over-year price increases. Net sales per unit for our Malibu segment decreased 3.2% to $141,503 per unit for the three months ended September 30, 2026, compared to the three months ended September 30, 2025, driven by increased dealer incentive costs per unit, partially offset by year-over-year price increases. Net sales per unit for our Saltwater Fishing segment decreased 0.5% to $222,110 per unit for the three months ended September 30, 2026, compared to the three months ended September 30, 2025, driven by increased dealer incentive costs per unit, partially offset by year-over-year price increases. Net sales per unit for our Cobalt segment increased 4.4% to $178,316 per unit for the three months ended September 30, 2026, compared to the three months ended September 30, 2025, driven by a favorable model mix and year-over-year price increases. Net sales per unit for our Saxdor segment were $367,691 per unit.

Cost of sales for the three months ended September 30, 2026 increased $48.3 million, or 29.0%, to $215.1 million as compared to the three months ended September 30, 2025. The increase in cost of sales was primarily driven by a 15.1% increase in unit volumes, including the additional units from the Saxdor segment due to the recent acquisition.

Gross profit for the three months ended September 30, 2026 increased $9.9 million, or 35.5%, to $37.8 million compared to the three months ended September 30, 2025. The increase in gross profit was driven primarily by increased net sales, partially offset by increased cost of sales for the reasons noted above. Gross margin for the three months ended September 30, 2026 increased 70 basis points from 14.3% to 15.0% driven primarily by the gross margin of newly acquired Saxdor.
Selling and marketing expenses for the three months ended September 30, 2026 increased $2.0 million, or 32.4%, to $8.3 million compared to the three months ended September 30, 2025. The increase was driven primarily by higher personnel-related expenses and an incremental increase due to the new Saxdor segment. As a percentage of sales, selling and marketing expenses increased 10 basis points to 3.3% for the three months ended September 30, 2026 compared to 3.2% for the three months ended September 30, 2025. General and administrative expenses for the three months ended September 30, 2026 decreased $9.1 million, or 43.9%, to $11.6 million as compared to the three months ended September 30, 2025, driven primarily by a $15.0 million reduction resulting from the derecognition of a liability related to insurance proceeds previously received from Starr Indemnity & Liability Company that are no longer subject to a reservation of rights, as well as decreases in incentive pay, partially offset by acquisition related expenses incurred due to the Saxdor acquisition and an incremental increase due to the new Saxdor segment. As a percentage of sales, general and administrative expenses decreased 610 basis points to 4.6% for the three months ended September 30, 2026 compared to 10.7% for the three months ended September 30, 2025. Amortization expense increased $3.0 million to $4.7 million for the three months ended September 30, 2026 due to the additional intangibles acquired from the Saxdor acquisition.
Operating income (loss) for the three months ended September 30, 2026 increased to $13.2 million from $(0.8) million in the three months ended September 30, 2025. Net income (loss) for the three months ended September 30, 2026 increased to $6.1 million from $(0.7) million and net income (loss) margin increased to 2.4% from (0.4)% in the three months ended September 30, 2025. Adjusted EBITDA in the three months ended September 30, 2026 increased 21.7% to $14.3 million from $11.8 million, while Adjusted EBITDA margin decreased from 6.1% to 5.7% in the three months ended September 30, 2026 compared to the three months ended September 30, 2025.

Exhibit 99.1

Balance Sheet, Cash Flow and Capital Allocation

As of September 30, 2026, the Company had $40.3 million of cash, $172.9 million of debt and approximately $213.5 million of total available liquidity, providing ample flexibility to support continued investment and the return of capital to shareholders.

Net cash used in operating activities was $31.1 million for the three months ended September 30, 2026, compared to net cash provided by operating activities of $6.5 million for the three months ended September 30, 2025. The quarter ending on September 30 is the Company's heaviest working capital period. The use of cash was driven primarily by a $31.8 million increase in inventories, as the Company rebuilt inventory from unusually lean balances at the end of fiscal 2026, a $14.7 million increase in trade receivables and an increase in cash used for payments of annual incentive compensation and annual insurance premiums, partially offset by a $23.1 million increase in accounts payable. Capital expenditures for the three months ended September 30, 2026 were $8.4 million. The Company expects working capital needs to decrease as the year progresses, consistent with historical seasonality patterns.
Change in Fiscal Year End
On November 3, 2026, the Company’s Board of Directors approved a change in the Company’s fiscal year end from June 30 to December 31. As a result, the six-month period from July 1, 2026 through December 31, 2026 is a transition period (the “Transition Period”), which the Company will report on a transition report on Form 10-KT. The Company’s first full fiscal year under the new reporting calendar will be the twelve months ending December 31, 2027.
The quarter ended September 30, 2026, reported in this release, is the first quarter of the Transition Period and is compared with the quarter ended September 30, 2025. Comparisons for the Transition Period will be made with the six-month period ended December 31, 2025.
Outlook
As a result of the change in fiscal year end, the twelve months ending June 30, 2027 will not be a reporting period.
The Company’s outlook for that period, issued on August 27, 2026, is therefore superseded by the outlook below.
For the three months ending December 31, 2026, the Company expects net sales of $236 million to $248 million and Adjusted EBITDA of $13.0 million to $15.0 million. For the six-month Transition Period ending December 31, 2026, the Company expects net sales of $489 million to $501 million and Adjusted EBITDA of $27.3 million to $29.3 million. The Transition Period outlook includes first quarter net sales of $252.9 million and Adjusted EBITDA of $14.3 million, as reported.
The Company expects to provide its initial calendar year 2027 outlook in March 2027, concurrent with the reporting of its Transition Period results.
The Company has not provided reconciliations of guidance for Adjusted EBITDA, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs related to the Company’s vertical integration initiatives, acquisition integration initiatives, stock-based compensation expense and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.

Exhibit 99.1
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss results for the three months ended September 30, 2026 on Thursday, November 5, 2026, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 715-9871 or (646) 307-1963 and requesting Malibu Boats. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at https://malibuboatsinc.com/investor-information/events-presentations. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport boats, sterndrive boats, outboard boats, and premium adventure dayboats. Malibu Boats, Inc. is among the market leaders in the performance sport boat category through its Malibu and Axis boat brands, among the market leaders in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, among the market leaders in the fiberglass outboard fishing boat market with its Pursuit and Maverick Boat Group brands, and among the market leaders in the premium adventure dayboat emerging market with its Saxdor brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fishermen and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, www.maverickboatgroup.com, or www.saxdoryachts.com.

Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Net Income Per Share, and Free Cash Flow. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, amortization, and non-cash, non-operating expenses or other expenses that we do not believe are indicative of our ongoing expenses, including acquisition and integration related expenses, adjustment to earnout liability, certain professional fees, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define adjusted EBITDA margin as adjusted EBITDA divided by net sales. Adjusted EBITDA and adjusted EBITDA margin are not measures of net income (loss) as determined by GAAP. Management believes adjusted EBITDA and adjusted EBITDA margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-operating expenses.
We exclude the items listed above from net income (loss) in arriving at adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.

Exhibit 99.1

Adjusted net income per share is a non-GAAP financial measure that is used and disclosed by management in order to give management and its investors and analysts a more accurate picture of our underlying earnings performance. Adjusted net income per share excludes items that management does not believe are indicative of our core operating performance.
We define adjusted net income per share as net income (loss) attributable to Malibu Boats, Inc. per share, excluding provision for income taxes, and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including acquisition related amortization, acquisition and integration related expenses, adjustment to earnout liability, certain professional fees and non-cash compensation expense, and reflecting an adjustment for income tax expense on adjusted income before income taxes at our estimated effective income tax rate.
We exclude the items listed above from net income (loss) per share in arriving at adjusted net income per share because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, the methods by which assets were acquired and other factors. Adjusted net income per share has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) per share as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded are significant components in understanding and assessing a company’s financial performance.
A reconciliation of our net income (loss) as determined in accordance with GAAP to adjusted EBITDA and a reconciliation of net income (loss) per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share is provided under "Reconciliation of Non-GAAP Financial Measures".
We define Free Cash Flow as net cash (used in) provided by operating activities, less purchases of property, plant and equipment, plus proceeds from sales of property, plant and equipment.

Free Cash Flow has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net cash (used in) provided by operating activities as determined in accordance with GAAP or as an indicator of our liquidity.

A reconciliation of our net cash (used in) provided by operating activities as determined in accordance with GAAP to Free Cash Flow is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward-Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release regarding dealer health, our plans for capital allocation and the Saxdor integration; and our guidance on net sales and Adjusted EBITDA for the three months ending December 31, 2026 and the six-month transition period ending December 31, 2026. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our large fixed-cost base; our ability to execute our manufacturing strategy and accurately forecast demand for our products; our third-party suppliers' increased costs or inability to adjust for our required production levels; our dependence on a small group of suppliers for components; our ability to meet our manufacturing workforce needs; our dependence on key management employees; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Saxdor; our growth strategy which may require us to secure significant additional capital; our ability to enhance existing products and develop and market new or enhanced products; compromises to information technology systems or those of third parties with whom we work or our data; difficulties presented by international economic, political, legal, and business factors; general economic conditions; risks and requirements related to transacting business in foreign countries; the

Exhibit 99.1
continued strength and positive perception of our brands; increased consumer preference for used boats, electric boats, alternative fuel-powered boats or the supply of new boats by competitors in excess of demand; an increase in energy and fuel costs; the seasonality of our business; competition within our industry; inflation and heightened interest rates; our dependence on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to risks associated with litigation, investigation and regulatory proceedings; an impairment in the carrying value of goodwill, trade names, and other long-lived assets; significant product repair and/or replacement costs due to product warranty claims or product recalls; risks inherent in changes to U.S. trade policy, tariffs and import/export regulations; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; our dependence upon distributions from Malibu Boats Holdings, LLC for any cash obligations of Malibu Boats, Inc.; covenants in our credit agreement governing our term loan and revolving credit facilities which may limit our operating flexibility; interest rate risk from our variable rate indebtedness; our obligation to make certain payments under a tax receivable agreement; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Investor Contacts
Malibu Boats, Inc.
David Black
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2026	2025
Net sales	$252,941	$194,733
Cost of sales	215,105	166,802
Gross profit	37,836	27,931
Operating expenses:
Selling and marketing	8,333	6,293
General and administrative	11,646	20,767
Amortization	4,707	1,713
Operating income (loss)	13,150	(842)
Other expense (income), net:
Other expense (income), net	2,748	(866)
Interest expense	2,087	423
Other expense (income), net	4,835	(443)
Income (loss) before provision for income taxes	8,315	(399)
Provision for income taxes	2,209	311
Net income (loss)	6,106	(710)
Net income (loss) attributable to non-controlling interest	108	(8)
Net income (loss) attributable to Malibu Boats, Inc.	$5,998	$(702)

Comprehensive income (loss):
Net income (loss)	$6,106	$(710)
Other comprehensive income:
Change in cumulative translation adjustment	96	224
Other comprehensive income	96	224
Comprehensive income (loss)	6,202	(486)
Less: comprehensive income (loss) attributable to non-controlling interest, net of tax	109	(5)
Comprehensive income (loss) attributable to Malibu Boats, Inc., net of tax	$6,093	$(481)

Weighted-average shares outstanding used in computing net income (loss) per share:
Basic	19,743,887	19,335,990
Diluted	19,940,439	19,335,990
Net income (loss) available to Class A Common Stock per share:
Basic	$0.30	$(0.04)
Diluted	$0.30	$(0.04)

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	September 30, 2026	June 30, 2026
Assets
Current assets
Cash	$40,344	$74,419
Trade receivables, net	48,079	33,353
Inventories, net	212,404	180,066
Prepaid expenses and other current assets	17,520	17,634
Assets held for sale	3,059	3,059
Total current assets	321,406	308,531
Property, plant and equipment, net	249,645	249,663
Goodwill	78,598	78,689
Other intangible assets, net	290,543	295,965
Deferred tax assets	48,046	50,419
Other assets	14,332	12,927
Total assets	$1,002,570	$996,194
Liabilities
Current liabilities
Current maturities of long-term obligations	5,000	—
Accounts payable	69,664	46,790
Accrued expenses	135,467	168,137
Income taxes and tax distribution payable	578	392
Payable pursuant to tax receivable agreement, current portion	113	113
Total current liabilities	210,822	215,432
Deferred tax liabilities	16,018	15,424
Other liabilities	33,498	33,353
Payable pursuant to tax receivable agreement, less current portion	38,559	38,559
Long-term debt	167,866	165,000
Total liabilities	466,763	467,768

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 19,651,774 shares issued and outstanding as of September 30, 2026; 19,667,592 shares issued and outstanding as of June 30, 2026	195	195
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of September 30, 2026 and June 30, 2026	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026 and June 30, 2026	—	—
Additional paid in capital	49,781	48,567
Accumulated other comprehensive loss, net of tax	(10,535)	(10,631)
Accumulated earnings	492,315	486,317
Total stockholders' equity attributable to Malibu Boats, Inc.	531,756	524,448
Non-controlling interest	4,051	3,978
Total stockholders’ equity	535,807	528,426
Total liabilities and stockholders' equity	$1,002,570	$996,194

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2026	2025
Operating activities:
Net income (loss)	$6,106	$(710)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Non-cash compensation expense	1,340	1,587
Non-cash compensation to directors	40	40
Depreciation	8,214	8,138
Amortization	4,707	1,713
Change in fair value of contingent consideration	1,248	—
Unrealized gain on foreign currency exchange	(160)	—
Deferred income taxes	2,959	106
Adjustment to tax receivable agreement liability	—	(856)
Other items, net	(14,227)	889
Change in operating assets and liabilities:
Trade receivables	(14,706)	(11,508)
Inventories	(31,803)	(2,871)
Prepaid expenses and other assets	(572)	(6,891)
Accounts payable	23,089	14,556
Income taxes payable	873	445
Accrued expenses	(17,036)	2,432
Other liabilities	(1,158)	(535)
Net cash (used in) provided by operating activities	(31,086)	6,535
Investing activities:
Purchases of property and equipment	(8,381)	(4,307)
Proceeds from sale of property and equipment	—	82
Net cash used in investing activities	(8,381)	(4,225)
Financing activities:
Proceeds from long-term borrowings	100,000	—
Proceeds from revolving credit facility	10,000	10,000
Principal payments on long-term borrowings	(1,250)	—
Payments on revolving credit facility	(100,000)	(5,000)
Payment of deferred financing costs	(2,937)	—
Cash paid for withholding taxes on vested restricted stock	(163)	(363)
Distributions to non-controlling LLC Unit holders	(60)	—
Net cash provided by financing activities	5,590	4,637
Effect of exchange rate changes on cash	(198)	156
Changes in cash	(34,075)	7,103
Cash—Beginning of period	74,419	37,002
Cash—End of period	$40,344	$44,105

Supplemental cash flow information:
Cash paid for interest	$2,408	$348
Cash refund for income taxes, net	(537)	(230)

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements (Unaudited).

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net Income (Loss) Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2026	2025
Net income (loss)	$6,106	$(710)
Provision for income taxes	2,209	311
Interest expense	2,087	423
Depreciation	8,214	8,138
Amortization	4,707	1,713
Acquisition and integration related expenses [1]	2,836	—
Adjustment to earnout liability [2]	1,088	—
Professional fees [3]	(14,242)	1,178
Stock-based compensation expense [4]	1,340	1,587
Adjustments to tax receivable agreement liability [5]	—	(856)
Adjusted EBITDA	$14,345	$11,784
Net Sales	$252,941	$194,733
Net Income (Loss) Margin [6]	2.4%	(0.4)%
Adjusted EBITDA Margin [6]	5.7%	6.1%

(1)	Represents legal and advisory fees as well as integration costs incurred in connection with our acquisition of Saxdor on March 2, 2026.
(2)	Represents the change in the contingent consideration (earnout) liability recognized in connection with the acquisition of Saxdor on March 2, 2026.
(3)	For the three months ended September 30, 2026 and 2025, represents legal and advisory fees, netted with insurance payments, related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three months ended September 30, 2026, the amount is also net of a $15.0 million reduction of general and administrative expense from insurance proceeds received in July 2023 from Starr that are no longer subject to a reservation of rights.
(4)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(5)
For the three months ended September 30, 2025, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to decreased blended federal and state tax rates used as a result of tax reform changes in H.R. 1, commonly referred to as the One Big Beautiful Bill Act, and in turn, a decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(6)	We calculate net income (loss) margin as net income (loss) divided by net sales, and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Net Income Per Share (Unaudited):
The following table sets forth a reconciliation of net income (loss) per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share for the periods indicated (dollars in thousands):

	Three Months Ended September 30,
	2026	2025
Net income (loss) attributable to Malibu Boats, Inc.	$5,998	$(702)
Provision for income taxes	2,209	311
Acquisition related amortization [1]	4,667	1,677
Acquisition and integration related expenses [2]	2,836	—
Adjustment to earnout liability [3]	1,088	—
Professional fees [4]	(14,242)	1,178
Stock-based compensation expense [5]	1,340	1,587
Adjusted income before income taxes	3,896	4,051
Income tax expense on adjusted income before income taxes [6]	884	992
Adjusted net income	$3,012	$3,059

Basic weighted-average shares outstanding	19,743,887	19,335,990

	Three Months Ended September 30,
	2026	2025
Net income (loss) attributable to Malibu Boats, Inc.	$0.30	$(0.04)
Provision for income taxes	0.11	0.02
Acquisition related amortization [1]	0.23	0.08
Acquisition and integration related expenses [2]	0.14	—
Adjustment to earnout liability [3]	0.06	—
Professional fees [4]	(0.72)	0.06
Stock-based compensation expense [5]	0.07	0.08
Adjusted income before income taxes	0.19	0.20
Income tax expense on adjusted income before income taxes [6]	(0.04)	(0.05)
Adjusted net income per share	$0.15	$0.15

Exhibit 99.1

(1)	Represents amortization of intangibles acquired in connection with the acquisitions of Maverick Boat Group, Pursuit, Cobalt, and Saxdor.
(2)	Represents legal and advisory fees as well as integration costs incurred in connection with our acquisition of Saxdor on March 2, 2026.
(3)	Represents the change in the contingent consideration (earnout) liability recognized in connection with the acquisition of Saxdor on March 2, 2026.
(4)	For the three months ended September 30, 2026 and 2025, represents legal and advisory fees, netted with insurance payments, related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three months ended September 30, 2026, the amount is also net of a $15.0 million reduction of general and administrative expense from insurance proceeds received in July 2023 from Starr that are no longer subject to a reservation of rights.
(5)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(6)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 22.7% and 24.5% of income before taxes for the three months ended September 30, 2026 and 2025, respectively. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived deduction eligible income deduction, and foreign income taxes attributable to our international subsidiaries.

Exhibit 99.1
Reconciliation of Non-GAAP Free Cash Flow (Unaudited):

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to free cash flow for the periods presented (dollars in thousands):

	Three Months Ended September 30,
	2026	2025
Net cash (used in) provided by operating activities	(31,086)	6,535
Net cash (used in) provided by:
Less: Capital expenditures	(8,381)	(4,307)
Plus: Proceeds from the sale of property, plant and equipment	—	82
Free cash flow	$(39,467)	$2,310

Net cash used in investing activities	(8,381)	(4,225)
Net cash provided by financing activities	5,590	4,637